Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Applied Micro Circuits Corporation:

We consent to the use of our reports dated May 9, 2011, with respect to the consolidated balance sheets of Applied Micro Circuits Corporation and its subsidiaries as of March 31, 2011 and 2010, the related consolidated statements of operations, stockholders’ equity, and cash flows for the two-year period ended March 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

November 4, 2011